COMMISSION FILE NUMBER: 001-14995

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
             [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

For Period Ended: June 30, 2004

[   ] Transition Report on Form 10-K

[   ] Transition Report on Form 20-F

[   ] Transition Report on Form 11-K

[   ] Transition Report on Form 10-Q

[   ] Transition Report on Form N-SAR

For the Transition Period Ended: _______________________


    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

ACCUFACTS PRE-EMPLOYMENT SCREENING, INC.
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Full Name of Registrant:


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Former Name if Applicable


2180 STATE ROAD, 434 WEST, SUITE 4150
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Address of Principal Executive Office (Street and Number)

LONGWOOD, FLORIDA 32779
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]    (a) The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c) The accountant's statement or other exhibit required by Rule
           12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant and the offices of its auditors are located in central Florida. Due to Tropical Storm Bonnie and Hurricane Charlie, the offices of the Registrant and its independent auditors were closed on Friday August 13th and continued to experience power outages thereafter which has delayed the final review and completion of the periodic report. The Registrant anticipates that its 10-QSB will be filed within five (5 )days of the date of this notification.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           JOSEPH A. BARATTA              212           750-9700
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                (Name)                (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                 Yes [X]       No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                 Yes [ ]     No [X]

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    ACCUFACTS PRE-EMPLOYMENT SCREENING, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    August 16, 2004                    By: /S/ PHILIP LUIZZO
                                                -----------------
                                                Philip Luizzo, Chairman,
                                                Chief Executive
                                                Officer and Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).